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                             EMPLOYMENT AGREEMENT

                    AGREEMENT dated as of July 31, 1993 between PETRIE STORES CORPORATION, a New York corporation having its principal office at 70 Enterprise Avenue, Secaucus, New Jersey 07094 (the "Company") and Jeffrey Zelenko, residing at 1178 Waterwheel Drive, Yardley, Pennsylvania 10967 (the "Executive").

                    1. The Company hereby employs Executive as a Senior Vice President and General Merchandise Manager for the Company's Junior Division with such duties and responsibilities of an executive nature as may be assigned to him from time to time by, and subject to the direction and control of, the senior executive officers of the Company and its Board of Directors.

                    2. Executive hereby accepts such employment and agrees that throughout the period of his employment hereunder, he will devote substantially all of his working time, attention, knowledge and skills, faithfully, diligently, and to the best of his ability in furtherance of the business of the Company. During the period of his employment hereunder, Executive will not, without the prior written approval of the Board of Directors in each instance, directly or indirectly, accept employment or compensation from or perform services of any nature for any business enterprise other than the Company.

                    3. This Agreement shall become effective upon the date hereof and shall remain in effect for a term expiring on July 31, 1994 (the "Term"), unless sooner terminated pursuant to the provisions hereof.



                    4.  As full compensation for his services
          hereunder, the Company will pay to Executive a salary, payable in equal installments no less frequently than semi-monthly, at the rate of $225,000 per annum. In the event this Agreement is extended for a further period, the rate of compensation hereunder would be increased to $250,000 per year.

                    5.  In addition to the salary payable to
          Executive pursuant to Paragraph 4 hereof, Executive shall be entitled to (a) reimbursement for all reasonable expenses incurred by him in connection with his duties hereunder in accordance with the usual procedures of the Company and (b) participate in, and receive benefits in accordance with, the Company's employee benefit plans and programs at the time maintained by the Company for its executives, subject to the provisions of such plans and programs.

                    6.  (a) In the event that Executive's
          employment hereunder shall be terminated prior to July 31, 1994 for any reason (other than (i) the death or disability of Executive, (ii) by the Company for "cause" (as hereinafter defined) or (iii) by Executive for any reason other than a material breach by the Company of its
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          obligations hereunder), the Company shall pay to
          Executive $250,000, in two equal installments on the date of termination and on the six-month anniversary thereof; provided, however, that Executive shall have an obligation to mitigate damages by seeking employment of a comparable nature and, if Executive obtains employment of any kind during the one year period commencing with the date of termination, the amount payable to Executive under this Paragraph 7(a) shall be reduced by 50% of the compensation receivable by Executive with respect to such period from such other employment.

                        (b) In the event that Executive continues to be employed by the Company after July 31, 1994, if at any time prior to July 31, 1998 Executive's employment by the Company is terminated for any reason (other than (i) the death or disability of Executive, (ii) by the Company for "cause" or (iii) by Executive for any reason other than a material breach by the Company of its obligations hereunder), the Company shall pay to Executive an amount equal to $250,000, in two equal installments on the date of termination and on the six-month anniversary thereof; provided, however, that Executive shall have an obligation to mitigate damages by seeking other employment of a non-competitive nature (or, if the Company waives Paragraph 7 hereof) a comparable nature and, if Executive obtains any such employment during the one-year period commencing on the date of termination, the amount payable to Executive under this Paragraph 6(b) shall be reduced by 50% of the compensation receivable by Executive with respect to such period from such other employment.

                        (c)  The Company may terminate Executive's
          employment hereunder at any time, effective immediately upon notice to Executive, for "cause". For purposes of this Agreement, "cause" means: (i) the willful failure or neglect or unreasonable refusal by Executive to perform his duties hereunder (including, without limitation, his inability to perform his duties hereunder as a result of alcohol abuse, chronic alcoholism or drug addiction);
          (ii) any willful, intentional or grossly negligent act by Executive having the effect of injuring the reputation or business of the Company; (iii) Executive's conviction of a felony or a crime involving moral turpitude (including the entry of a nolo contendere plea); and (iv) any other material default, nonperformance or violation by Executive of any of the covenants, provisions or terms of this Agreement after having received notice and an opportunity to cure. In the event of termination of Executive's employment for "cause," the salary payable pursuant to Paragraph 4 hereof shall be prorated and payable to the date of termination.

                        (d)  If the Company shall breach this
          Agreement in any material respect, Executive shall be
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          entitled to terminate this Agreement and to receive from
          the Company (as severance pay and liquidated damages, in lieu of any other rights or remedies which might otherwise be available to him under this Agreement) an amount equal to (and payable in the same manner and at the same time as) the compensation which Executive would otherwise have been entitled to receive pursuant to Paragraph 4 of this Agreement had he served throughout the full remaining Term; provided, however, that Executive shall have an obligation to mitigate damages by seeking other employment of a non-competitive nature (or, if the Company waives Paragraph 7 hereof) a comparable nature and, if Executive obtains any such employment during the remainder of the Term, the amount payable to Executive under this Paragraph 6(d) shall be reduced by 50% of the compensation receivable by Executive with respect to the remainder of the Term from such other employment.

                        (e)  Except as expressly provided in this
          Paragraph 6, upon termination of Executive's employment hereunder, Executive shall not be entitled to any further payment of his salary pursuant to Paragraph 4 hereof or any benefits pursuant to Paragraph 5 hereof.

                    7.  Executive acknowledges that (i) the
          business in which the Company is engaged is intensely competitive and that his employment by the Company will require that he have access to and knowledge of confidential information of the Company, all of which are of vital importance to the success of the Company's business; (ii) the disclosure of any of the foregoing to existing or potential competitors of the Company would place the Company at a serious competitive disadvantage and would do serious damage, financial and otherwise, to the Company's business; and (iii) by his training, experience and expertise, his services to the Company will be special and unique. Accordingly, Executive agrees that:

                        (a)  During the Term and for a period of
          five years thereafter, he will not communicate, divulge or disclose to any other person or use for his own benefit or purposes any such confidential information.

                        (b)  During his employment hereunder and,
          if Executive's employment is terminated prior to July 31, 1994 by the Company for cause or by Executive for any reason other than material breach of this Agreement by the Company, for a period of one year after the date of such termination, he will not engage, directly or indirectly, in any capacity (whether as officer, director, stockholder, partner, associate, employee, consultant, owner or otherwise) or have an interest in, or be associated with, any Competitive Business or any corporation, firm or enterprise carrying on a Competitive Business without the prior written consent of the Board of Directors of the Company; provided, however, that nothing in the foregoing provision shall prohibit him
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          from owning up to 1% of the outstanding shares of any
          class of securities registered under the Securities Exchange Act of 1934 so long as such ownership does not create any conflict of interest with his duties hereunder. The term "Competitive Business" means (x) any business engaged in the retail sale of girls' or women's clothing or (y) any other business conducted by or the conduct of which is definitely planned by the Company or any of its affiliates at the time of termination of Executive's employment, excluding in each case domestic and/or foreign design amd manufacture of women's clothing and wholesale distribution thereof.

                        (c)  The covenant contained in paragraph
          (a) above shall remain in full force and effect for the period specified therein after the termination of Executive's employment hereunder, notwithstanding the expiration or termination of this Agreement.

                        (d)  The parties acknowledge and agree
          that the services to be rendered by Executive hereunder are of irreplaceable value, for the loss of which the Company could not be reasonably or adequately compensated in damages. Executive acknowledges and agrees that a breach by him of the covenants of this Paragraph 8 would cause the Company irreparable injury and damage. Therefore, Executive expressly agrees that the Company shall be entitled, in addition to any other right or remedy to an injunction, without the posting of any bond or security, enjoining or restraining Executive from any violation or threatened violation of this Paragraph 7, and Executive hereby consent to the issuance of such injunction. Executive will pay all costs and expenses, including attorneys fees, incurred by the Company in enforcing the covenants contained in this Paragraph 7 if the Company is successful in so doing after final adjudication of the matter.

                    8. Executive represents and warrants to the Company that he has the legal right to enter this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which prevents him from entering into this Agreement or performing all of his obligations hereunder. In the event of a breach of such representation on his part or if there is any other legal impediment which prevents him from entering into this Agreement or performing all of his obligations hereunder, the Company shall have the right to terminate this Agreement forthwith without liability to it.

                    9.  This Agreement shall be governed by and
          construed under the laws of the State of New York applicable to agreements made and to be performed in that State.

                    10.  Any dispute or controversy arising under
          or in connection with this Agreement shall be settled
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          exclusively by arbitration in the City of New York by a
          panel of three qualified independent arbitrators, one of whom shall be selected by Executive, the second by the Company and the third by the first two selected. If no arbitrator can be agreed upon by the first two arbitrators, such arbitrator shall be selected in accordance with the rules for commercial arbitration of the American Arbitration Association. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent, or to prevent any continuation of, any violation of Paragraph
          8. The fees and expenses of such arbitration shall be fixed by the arbitrators and paid in accordance with their determination.

                    11. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable laws.

                    12.  This Agreement constitutes the entire
          agreement of the parties hereto and no amendment or modification hereof shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought.

                    13. Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified or registered mail, return receipt requested, postage and fees prepaid to the parties at their addresses as set forth above. Either of the parties hereto may at any time and from time to time hereafter change the address to which notice shall be sent hereunder by notice to the other party given under this paragraph. The date of the giving of any notice sent by mail shall be the date of the posting of the mail.

                    14.  This Agreement shall be binding upon
          Executive, his heirs, executors and administrators and upon the Company, its successors and assigns.

                    15. No course of dealing or delay on the part of the Company or Executive exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or defaults.

                                   PETRIE STORES CORPORATION

                                   By:
                                       Peter A. Left, Executive
                                        Vice President


                                  Jeffrey Zelenko